CREDIT AGREEMENT

Dated as of July 31, 2003

between

PLANTRONICS, INC.,

as the Company,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Bank

SCHEDULES

3.07 Letter of Credit Fees and Charges

6.05 Certain Litigation Matters

6.06 Certain ERISA Matters

6.10 Certain Permitted Liabilities

6.11 Certain Environmental Matters

6.15 Certain Intellectual Property Matters

6.16 Subsidiaries and Minority Interests

6.17 Certain Insurance Matters

8.01(a) Certain Permitted Liens

8.05(b) Certain Permitted Indebtedness

10.02 Bank's Payment Office/Lending Office; Notice Information

EXHIBITS

A Form of Compliance Certificate

B Form of Note

C Form of Notice of Borrowing

D Form of Notice of Conversion/Continuation

CREDIT AGREEMENT

This CREDIT AGREEMENT (this "Agreement"), dated as of July 31, 2003, is between PLANTRONICS, INC., a Delaware corporation (the "Company"), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Bank").

RECITALS

The Company has requested the Bank to extend credit to the Company in the form of a revolving credit facility with a letter of credit sub-facility to finance the operations of the Company and its Subsidiaries, to include certain acquisitions, the repurchase of stock, and capital expenditures, and for other general corporate purposes.

The Bank has agreed to make available such credit to the Company on the terms and conditions contained herein.

Accordingly, the parties agree as follows:

ARTICLE 1

DEFINITIONS

    1.01 Certain Defined Terms.

    As used herein:

    "AAA" has the meaning specified in Section 10.15(b).

    "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Subsidiary of another Person.

    "Acquiree" has the meaning specified in Section 8.04(g).

    "Acquisition" means any transaction, or any series of related transactions, by which any Person, in the transaction or as of the most recent transaction in a series of transactions, directly or indirectly: (a) acquires all or substantially all of the assets of a Person (other than a Person that is a Subsidiary of the Company), or of any business or division of a Person (other than a Person that is a Subsidiary of the Company); (b) acquires in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person (other than a Person that is a Subsidiary of the Company) or otherwise causes any such Person to become a Subsidiary of the Company; or (c) merges, consolidates or otherwise combines with another Person (other than a Person that is a Subsidiary of the Company), provided that the Company or the Company's Subsidiary is the surviving entity or the surviving or resulting entity is under the control of, or under common control with, the Company.

    "Adjusted EBITDA" means, for any period, for the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP, EBITDA for such period minus Capital Expenditures incurred during such period.

    "Affiliate" means any Person that directly or indirectly controls, or is under common control with, or is controlled by, another Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 5% or more of the voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, with respect to the Company or any Subsidiary of the Company, the definition of "Affiliate" shall not include (a) any individual solely by reason of his or her being a director, officer or employee of (i) the Company or (ii) any of the Company's Subsidiaries or (b) the Bank.

    "Agreement" means this Credit Agreement.

    "Applicable Commitment Fee Percentage" means, on any date, fifteen-hundredths of one percent (0.15%) per annum.

    "Applicable Lending Office" means, for each Type of Loan, the "Lending Office" of the Bank (or of an Affiliate of the Bank) designated for such Type of Loan on Schedule 10.02 or such other office of the Bank (or of an Affiliate of the Bank) as the Bank may from time to time specify to the Company as the office for its Loans of such Type.

    "Approved Replacement Director" means: (a) any director of the Company who has been approved by two-thirds of the Board of Directors of the Company as constituted at the beginning of any relevant period or by a Permitted Holder; or (b) any director of the Company who has been approved by two-thirds of those members of the Board of Directors of the Company, as constituted at the beginning of any relevant period, entitled pursuant to the Organizational Documents of the Company to vote for such director, together with any directors referred to in the preceding clause (a) or previously approved in accordance with this clause (b) or by a Permitted Holder.

    "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition to any Person other than the Company or a Subsidiary of the Company, in one transaction or a series of related transactions, of: (a) any Capital Stock of any Subsidiary of the Company; or (b) any other Property of the Company or any Subsidiary of the Company other than sales of inventory or other assets in the Ordinary Course of Business and other than isolated transactions which do not exceed $250,000, individually, or $500,000, in the aggregate. For purposes hereof, the term "Asset Sale" shall not include the following: (i) any disposition of the Property of the Company or any Subsidiary of the Company that is governed under and complies with Section 8.03 or any disposition of Investments of the type described in Sections 8.04(b), (c), (e), (f) and (k); or (ii) any issuance by the Company of its Capital Stock.

    "Assignee" has the meaning specified in Section 10.08(a).

    "Attorney Costs" means all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

    "Bank" has the meaning specified in the introduction hereto.

    "Bankruptcy Code" means the Bankruptcy Reform Act, Title 11 of the United States Code.

    "Bank's Payment Office" means the address of the Bank for payments specified on Schedule 10.02 or such other address therefor as the Bank may from time to time specify in accordance with the terms hereof.

    "Base LIBOR" has the meaning specified in the definition of "LIBOR" contained herein.

    "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Bank under Article 2, and, other than in the case of Prime Rate Loans, having the same Interest Period.

    "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

    "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in the applicable offshore dollar inter-bank market.

    "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

    "Capital Expenditures" means, for any period, the aggregate expenditures (whether paid in cash or accrued as a liability, including the aggregate amount of Capital Lease Obligations incurred during such period, but excluding capitalized interest and items paid in cash that had been accrued and counted as "Capital Expenditures" in a prior period) made by the Company or any of its Subsidiaries to acquire or to construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs in the ordinary course) during such period, determined in accordance with GAAP.

    "Capital Lease Obligations" means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock (including any partnership interest), whether outstanding on the Closing Date or issued after the Closing Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

    "Cash Collateralize" means to pledge and deposit with or deliver to the Bank, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank. Derivatives of such term shall have corresponding meaning.

    "Cash Equivalents" means:

    (a) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof);

    (b) certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $100,000,000;

    (c) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company or any of its Subsidiaries) organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Services, Inc.;

    (d) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States government, in each case maturing within one year from the date of acquisition, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depositary Institutions with Securities and Others, as adopted by the Comptroller of the Currency of the United States;

    (e) deposit accounts maintained with financial institutions referred to in the preceding clause (b); and

    (f) investments in mutual funds which invest exclusively in the items described in the preceding clauses (a) through (e).

    "Cash Interest Expense" means, for any period, on a consolidated basis, total interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Company and its Subsidiaries, less non-cash items included in such interest expense (including any amortization of discount or interest expense not payable in cash).

    "Change of Control" means the occurrence, after the date of this Agreement, of any of the following: (a) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the Property of the Company and its Subsidiaries, taken as a whole, to any Person or group of Persons acting in concert as a partnership or other group (a "group of Persons"), other than a Permitted Holder; (b) the merger or consolidation of the Company with or into another Person with the effect that a Person or group of Persons (such Person or group of Persons, the "Acquiring Persons"), other than Permitted Holders, has become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the surviving Person of such merger or consolidation or the corporation resulting from such merger or consolidation representing 35% or more of the combined voting power of the then outstanding securities of such surviving or resulting Person, as the case may be, ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, provided that such a merger or consolidation shall not be a "Change of Control" if, after giving effect to such merger or consolidation, Permitted Holders are then the beneficial owner of securities of such surviving Person representing combined voting power in excess of the combined voting power of such securities as to which the Acquiring Persons have become the beneficial owner; (c) a change to the composition of the Board of Directors of the Company over a two-year period such that the directors who constituted such Board of Directors at the beginning of such period, together with all Approved Replacement Directors elected since the beginning of such period, shall cease to constitute a majority of the Board of Directors of the Company; and (d) a Person or group of Persons (such Person or group of Persons, the "Purchasers"), other than Permitted Holders, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, provided that such a change of ownership shall not be a "Change of Control" if, after giving effect to such change, Permitted Holders are then the beneficial owner of securities of the Company representing combined voting power in excess of the combined voting power of such securities as to which the Purchasers have become the beneficial owner.

    "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied, made conditions subsequent or waived by the Bank.

    "Code" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

    "Commitment" has the meaning specified in Section 2.01.

    "Compliance Certificate" means a certificate substantially in the form of Exhibit A executed and delivered on behalf of the Company by a Responsible Officer.

    "Consolidated Current Liabilities" means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the amount of all liabilities which have been or properly should be classified as current liabilities in accordance with GAAP.

    "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company for any period, the ratio of (a) the aggregate amount of EBITDA in such period for the four full fiscal quarters for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to (b) the aggregate amount of Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Adjusted EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (i) any incurrences, and permanent repayments out of the proceeds of such incurrences, of Indebtedness of the Company or any of its Subsidiaries occurring during the period commencing on the first day of the Four Quarter Period through the Transaction Date (the "Reference Period"), including the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence or repayment, as the case may be, occurred on the first day of the Reference Period, but excluding Indebtedness incurred or repaid under any revolving credit or similar facility pursuant to which amounts incurred may be repaid and reborrowed for working capital purposes (it being understood that such incurrences and repayments referred to in this exclusion are included in the calculation of "Consolidated Fixed Charge Coverage Ratio" on an actual basis), unless a permanent reduction in the commitments is effected by such repayment and (ii) any Asset Sales or Acquisitions (including any Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Acquisition occurred on the first day of the Reference Period. Without limiting the generality of the foregoing, in calculating "Consolidated Interest Expense" and "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of "Consolidated Fixed Charge Coverage Ratio," (A) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (B) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency inter-bank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period; and (C) notwithstanding the immediately preceding clauses (A) and (B), interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Swap Agreements, shall be deemed to have accrued at the rate per annum resulting after giving effect to such agreements. If the Company or any of its Subsidiaries directly or indirectly enters into a Guaranty Obligation with respect to Indebtedness of a third Person (other than Indebtedness of a consolidated Subsidiary of such Person or, with respect to a consolidated Subsidiary of the Company, other than Indebtedness of the Company), the immediately preceding clause shall give effect to the incurrence of such Guaranty Obligation as if such Person or such Subsidiary had directly incurred or otherwise assumed such Guaranty Obligation.

    "Consolidated Fixed Charges" means, with respect to the Company for any period, the amounts for such period of (a) Consolidated Interest Expense and (b) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Disqualified Capital Stock of the Company and its Subsidiaries on a consolidated basis; provided that, if, during such period, the Company or any of its consolidated Subsidiaries shall have made any Asset Sales or Acquisitions, "Consolidated Fixed Charges" for the Company and its consolidated Subsidiaries for such period shall be adjusted to give pro forma effect to the Consolidated Fixed Charges directly attributable to the Properties which are the subject of such Asset Sales or Acquisitions during such period.

    "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (a) the interest expense of such the Company and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, including (i) any amortization of debt discount, (ii) the net cost of obligations under any Swap Agreements (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (v) all accrued interest, (b) the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by the Company and its Subsidiaries during such period on a consolidated basis determined in accordance with GAAP and (c) one-third of the amount of all lease payments (other than Capitalized Lease Obligations) paid, accrued or scheduled to be paid or accrued by the Company and its Subsidiaries during such period on a consolidated basis determined in accordance with GAAP.

    "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each of the foregoing, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

    "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

    "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company does either or both of the following: (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

    "Credit Documents" means this Agreement, any Note, the L/C Related Documents and all other documents delivered to the Bank in connection herewith.

    "Credit Extension" means the following: (a) the making of any Loans or L/C Advances hereunder; and (b) the Issuance of any Letters of Credit hereunder.

    "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

    "Dispute" has the meaning specified in Section 10.15.

    "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Revolving Termination Date.

    "Dollars," "dollars" and "$" each mean lawful money of the United States.

    "Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States or any State thereof.

    "EBITDA" means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of: (a) the net income (or net loss) for such period; plus (b) all amounts treated as expenses for such period for depreciation and interest and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such net income (or net loss); plus all accrued taxes for such period on or measured by income, but in each case only to the extent included in the determination of such net income (or net loss); plus (d) all non-cash expenses or charges for management stock compensation for such period, but in each case only to the extent included in the determination of such net income (or net loss); provided that net income (or net loss) shall be computed for all of the foregoing purposes without giving effect to extraordinary gains or extraordinary losses.

    "Effective Amount" means: (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

    "Eligible Assignee" means any of the following: (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) the central bank of any country which is a member of the OECD, provided that such bank is acting through a branch or agency located in the United States; (d) any (i) a finance company, savings and loan association or other financial institution, mutual fund or other fund (whether a corporation, partnership, trust or other entity), or (ii) insurance company engaged in the business of writing insurance that, in either case, (A) is organized under the laws of the United States (or any state thereof or the District of Columbia), (B) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets of $500,000,000 or more, and (C) is operationally and procedurally able to meet the obligations of the Bank hereunder to the same degree as a commercial bank that would be an Eligible Assignee, as determined by the Bank; and (e) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of the Bank, (ii) a Subsidiary of a Person of which the Bank is a Subsidiary or (iii) a Person of which the Bank is a Subsidiary.

    "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility of any of the Company or any of its Subsidiaries for violation of any Environmental Law, or for release or injury to the environment.

    "Environmental Laws" means all federal, state, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

    "ERISA" means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of subsection 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

    "ERISA Event" means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

    "Eurocurrency Liabilities" has the meaning specified in Regulation D (as amended) of the FRB.

    "Event of Default" has the meaning specified in Section 9.01.

    "Exchange Act" means the Securities Exchange Act of 1934 and all regulations promulgated thereunder.

    "Fair Market Value" means, with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Company acting in good faith; provided that, in the case of any transaction in excess of $500,000, Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a certified copy of a resolution of such Board of Directors delivered to the Bank.

    "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

    "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

    "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

    "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

    "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances and consistently applied.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

    "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation" contained herein.

    "Honor Date" has the meaning specified in Section 3.03(c).

    "Indebtedness" of any Person means (without duplication): (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property or services; (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments issued by such Person, including obligations so evidenced incurred in connection with the acquisition of Property or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations of such Person; (g) all Contingent Obligations referred to in clause (d) of the definition of "Contingent Obligations" contained herein; (h) all indebtedness referred to in the immediately preceding clauses (a) through (g) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person (but only to the extent of the lesser of such indebtedness or the fair market value of the Property subject to such Lien, where such Lien secured another Person's indebtedness), even though such Person has not assumed or become liable for the payment of such Indebtedness; (i) all Guaranty Obligations of such Person in respect of the indebtedness or other obligations of others of the kinds referred to in the immediately preceding clauses (a) through (g); and (j) all other Contingent Obligations; provided that, with respect to any Person, "Indebtedness" shall not include trade payables and accrued expenses (including those between the Company and its Subsidiaries), in each case arising in the Ordinary Course of Business; provided further that, for all purposes of this Agreement, "Indebtedness" of any Person shall include all recourse obligations or indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

    "Indemnified Liabilities" has the meaning specified in Section 10.05(a).

    "Indemnified Person" has the meaning specified in Section 10.05(a).

    "Independent Auditor" has the meaning specified in Section 7.01(a).

    "Insolvency Proceeding" means, with respect to any Person: (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either event undertaken under United States federal, state or foreign law, including the Bankruptcy Code.

    "Interest Coverage Ratio" means, as of any date of determination, in respect of the Company and its Subsidiaries on a consolidated basis, (a) Adjusted EBITDA divided by (b) Cash Interest Expense, such amounts being calculated on a rolling four-quarter basis (all through the then-most recent quarter end for which the Company has delivered to the Bank a Compliance Certificate).

    "Interest Payment Date" means, as to any Loan other than a Prime Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Prime Rate Loan, the last Business Day of each calendar month and each date such Loan is converted into another Type of Loan; provided that, if any Interest Period for a LIBOR Loan exceeds one month, then each day during such Interest Period which is a monthly anniversary of the beginning of such Interest Period shall also be an Interest Payment Date.

    "Interest Period" means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which a Loan is converted into or continued as a LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

    (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

    (b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

    (c) no Interest Period shall extend beyond the date set forth in clause (a) of the definition of "Revolving Termination Date" contained herein.

    "Investments" has the meaning specified in Section 8.04.

    "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

    "Issuance Date" has the meaning specified in Section 3.01(a).

    "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

    "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

    "L/C Advance" means an extension of credit resulting from a drawing under any Letter of Credit which is not reimbursed on the date of such drawing nor converted into a Loan.

    "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Bank, as the Bank shall request.

    "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Bank, as the Bank shall request.

    "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which is not reimbursed on the date when made nor converted into a Borrowing under Section 3.03(c).

    "L/C Commitment" means the obligation of the Bank to issue Letters of Credit pursuant to Article 3 and to make L/C Advances, in an aggregate amount not to exceed on any date the amount equal to $10,000,000 less the Effective Amount of all L/C Obligations outstanding on such date. The L/C Commitment is a part of the Commitment, rather than a separate, independent commitment.

    "L/C Obligations" means at any time the sum of: (a) the aggregate undrawn amount of all Letters of Credit then outstanding; plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

    "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other documents relating to any Letter of Credit, including any of the Bank's standard form documents for letter of credit issuances.

    "Lending Office" means the office or offices of the Bank specified on Schedule 10.02, or such other office or offices as the Bank may from time to time notify the Company.

    "Letters of Credit" means all letters of credit (whether standby letters of credit or commercial letters of credit) Issued by the Bank pursuant to Article 3.

    "LIBOR" means, for any Interest Period, with respect to LIBOR Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the nearest 1/16th of 1%) determined by the Bank as follows:

    LIBOR = BASE LIBOR____________

    1.00 - LIBOR Reserve Percentage

    Where,

    "Base LIBOR" means the rate per annum for United States dollar deposits quoted by the Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an Interest Period for delivery of funds on such date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. The understands and agrees that the Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Bank in its sole discretion deems appropriate, including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

    "LIBOR Reserve Percentage" means the reserve percentage prescribed by the FRB for Eurocurrency Liabilities, adjusted by the Bank for expected changes in such reserve percentage during the applicable Interest Period.

    The LIBOR shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the LIBOR Reserve Percentage.

    "LIBOR Loan" means a Loan that bears interest based on the LIBOR.

    "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

    "Loan" means an extension of credit made (or deemed made) by the Bank to the Company under Article 2, which extension of credit may be a Prime Rate Loan or a LIBOR Loan (each, a "Type" of Loan).

    "Margin Stock" means "margin stock" as such term is defined in Regulation U of the FRB.

    "Material Adverse Effect" means any of the following: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company to perform its payment obligations under any of the Credit Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Credit Document.

    "Material Subsidiary" means, with respect to any Person, a Subsidiary of such Person that would, on a pro forma basis after giving effect to any Transfer permitted hereunder, constitute a "significant subsidiary" as such term is defined under Rule 1.02(v) of Regulation S-X of the SEC.

    "Multiemployer Plan" means a "multiple employer plan" or a "multiemployer plan," within the meaning of Sections 4064(a) and 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

    "Net Funded Debt" means, as of any date of determination, (a) Indebtedness (other than the types described in clause (i) of the definition thereof) and, without duplication, all Guaranty Obligations with respect to any such Indebtedness of another Person less (b) cash and Cash Equivalents, to the extent not subject to any Lien, and to the extent exceeding in aggregate the amount of $5,000,000, in each case determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

    "Net Funded Debt to EBITDA Ratio" means, as of any date of determination, the ratio of Net Funded Debt to EBITDA, calculated on a rolling four-quarter basis (through the then-most recent quarter end for which the Company has delivered to the Bank a Compliance Certificate).

    "Net Proceeds" means, in the case of any sale, lease, conveyance or other disposition of Property (including a sale/leaseback), the gross consideration received in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making the disposition from such disposition (other than liabilities assumed directly or indirectly by the buyer), less: (a) the amount of actual liabilities for taxes reasonably anticipated by the Company to be attributable to such disposition; (b) the amount of any reserves against any liabilities associated with such disposition required to be retained by the Person making such disposition after the disposition in conformity with GAAP (but only for the period required to be retained as a reserve); (c) the amount of Indebtedness required to be repaid or defeased under the terms thereof or under the terms of the disposition in connection with the disposition; and (d) the amount of fees and commissions payable to Persons other than the Person making the disposition and other costs and expenses related to the disposition that are to be paid in cash, in each case only to the extent customarily borne by a seller in an arm's-length transaction; provided that gross consideration shall not include the amount of intercompany indebtedness forgiven in connection with the disposition.

    "Note" means a promissory note executed by the Company in favor of the Bank pursuant to Section 2.02(b), in substantially the form of Exhibit B.

    "Notice of Borrowing" means a notice in substantially the form of Exhibit C.

    "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit D.

    "Obligations" means all advances, debts, liabilities, obligations, covenants and duties and other Indebtedness arising under any Credit Document (including all Loans and L/C Borrowings and any obligation to Cash Collateralize) owing by the Company to the Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

    "OECD" has the meaning specified in the definition of "Eligible Assignee" contained herein.

    "Ordinary Course of Business" means, in respect of any transaction involving any Person, the ordinary course of such Person's business, as undertaken by such Person in good faith and, with respect to the Company and any Subsidiary of the Company, not for the specific purpose of evading any covenant or restriction contained in any Credit Document.

    "Organization Documents" means: (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation; (b) for any partnership, the partnership agreement, any other agreements or instruments relating to the rights or the partners of such partnership or limiting or authorizing the activities of such partnership, and all applicable resolutions of such partnership; and (c) for any limited liability company, the articles or certificate of formation, the operating agreement, any other agreements or instruments relating to the rights or the members of such limited liability company or authorizing the activities of such limited liability company, and all applicable resolutions of such limited liability company.

    "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

    "Participant" has the meaning specified in Section 10.08(b).

    "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

    "PBV" means Plantronics B.V., a Netherlands corporation, and a Wholly Owned Subsidiary of the Company.

    "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

    "Permitted Holders" means Citicorp Venture Capital Ltd. and its Affiliates.

    "Permitted Liens" has the meaning specified in Section 8.01.

    "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any of its Subsidiaries existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view"; and (b) such Swap Contracts do not contain (i) any provision (a "walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under Section 9.01(a)).

    "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

    "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

    "Plantronics Germany" means Plantronics Gmbh, a German Corporation, and a Wholly Owned Subsidiary of the Company.

    "Plantronics UK" means Plantronics Limited, a United Kingdom corporation, and a Wholly Owned Subsidiary of the Company.

    "Prime Rate" means at any time the rate of interest most recently announced within the Bank at its principal office as its "Prime Rate," with the understanding that the Bank's "Prime Rate" is one of the Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Bank may designate. Any change in the Bank's "Prime Rate" as announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

    "Prime Rate Loan" means a Loan or an L/C Advance that bears interest based on the Prime Rate.

    "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

    "Purchase Money Indebtedness" means any Indebtedness incurred in the Ordinary Course of Business by a Person to finance the cost (including the cost of construction) of an item of Property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

    "Quick Ratio" means, as of any date of determination for any period, the ratio of (a) the sum of all cash, marketable securities and trade accounts receivable of the Company and its Subsidiaries on such date of determination (the foregoing determined on a consolidated basis in accordance with GAAP) to (b) Consolidated Current Liabilities including without limitation the outstanding principal balance of Loans irrespective of the maturity date(s) thereof.

    "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

    "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

    "Responsible Officer" means the chief executive officer, the president, or the chief financial officer (or, if at the relevant time there is no chief financial officer, the General Counsel and Secretary) of the Company, or any other officer having substantially the same authority and responsibility or, with respect to compliance with financial covenants, the chief financial officer (or, if at the relevant time there is no chief financial officer, the General Counsel and Secretary) or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

    "Revolving Termination Date" means the earlier to occur of: (a) July 31, 2005; and (b) the date on which the Commitment terminates in accordance with the provisions of this Agreement.

    "Santa Cruz Property" means those certain three buildings containing an aggregate of approximately 160,000 square feet owned by the Company and located in Santa Cruz, California.

    "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

    "Solvent" means, as to any Person at any time, that: (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; and (d) such Person is not engaged in business or a transaction for which such Person's property would constitute unreasonably small capital.

    "Subordinated Indebtedness" means any Indebtedness of the Company which is by its terms subordinated in any manner in right of payment of the Obligations.

    "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

    "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

    "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

    "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank).

    "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its net income or gross receipts by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

    "Transfers" has the meaning specified in Section 8.02.

    "Type" has the meaning specified in the definition of "Loan" contained herein.

    "UCC" means the Uniform Commercial Code as in effect in the State of California.

    "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

    "United States" and "U.S." each means the United States of America.

    "Wholly Owned Domestic Subsidiary" means a Domestic Subsidiary that is a Wholly Owned Subsidiary.

    "Wholly Owned Subsidiary" means, with respect to any Person, any entity of which (other than directors' qualifying shares required by law) 100% of the Capital Stock of each class having ordinary voting power, and 100% of the Capital Stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by such Person or by one or more of such Person's other Wholly Owned Subsidiaries, or both.

    1.02 Other Interpretive Provisions.

      The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

      The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

      The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced; and the term "including" is not limiting and means "including without limitation."

      In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

      Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

      The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

      This Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of agreement, consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion."

      This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Company and the Bank, and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

    1.03 Accounting Principles.

      Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made or determined, in accordance with GAAP consistently applied.

      References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

ARTICLE 2

THE CREDIT

    2.01 The Revolving Credit.

    The Bank agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date in an aggregate amount not to exceed at any time outstanding the principal amount of Seventy-Five Million Dollars ($75,000,000) (such amount, as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 10.08, the Bank's "Commitment"); provided that, after giving effect to any Credit Extension, the Effective Amount of all outstanding Loans and L/C Obligations together shall not at any time exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.06 and reborrow under this Section 2.01.

    2.02 Loan Accounts; Notes.

      The Loans made, and the Letters of Credit Issued, by the Bank shall be evidenced by one or more accounts or records maintained by the Bank in the Ordinary Course of Business. The accounts or records maintained by the Bank shall be prima facie evidence of the amount of the Loans made by the Bank to the Company and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letters of Credit.

      Upon the request of the Bank, the Loans made by the Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. The Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. The Company hereby irrevocably authorizes the Bank to endorse its Note(s) and acknowledges and agrees that the Bank's record shall be prima facie evidence of the amounts so stated; provided that the failure of the Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to the Bank.

    2.03 Procedure for Borrowing.

      Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank prior to noon (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans; and (ii) on the requested Borrowing Date, in the case of Prime Rate Loans, specifying:

      (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $500,000, in the case of LIBOR Loans, or $100,000, in the case of Prime Rate Loans (provided that, if there shall have been a partial assignment to an Assignee pursuant to Section 10.08, the minimum principal amount for any Prime Rate Loan shall be $500,000) or any multiple of $100,000 in excess thereof;

      (B) the requested Borrowing Date, which shall be a Business Day;

      (C) the Type of Loans comprising the Borrowing; and

      (D) with respect to LIBOR Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Loans, such Interest Period shall be three months.

      .

      The Bank will make the amount of each Borrowing available to the Company at the Bank's Payment Office by 2:00 p.m. (San Francisco time) on the Borrowing Date requested by the Company by crediting the account of the Company on the books of the Bank or, if requested by the Company, by wire transfer in accordance with written instructions provided to the Bank by the Company, less customary fees for such wire transfer.

      Unless the Bank otherwise consents, after giving effect to any Borrowing, there may not be more than five (5) different Interest Periods in effect.

    2.04 Conversion and Continuation Elections.

      The Company may, upon irrevocable written notice to the Bank in accordance with Section 2.04(b):

        elect to convert, as of any Business Day, any Prime Rate Loans (or any part thereof in an amount not less than $500,000 or that is in an integral multiple of $100,000 in excess thereof) into LIBOR Loans;

        elect to convert, as of the last day of the applicable Interest Period, any LIBOR Loans expiring on such day (or any part thereof in an amount not less than $100,000, or that is in an integral multiple of $100,000 in excess thereof) into Prime Rate Loans; provided that, if there shall have been a partial assignment to an Assignee pursuant to Section 10.08, the minimum principal amount which may be converted into Prime Rate Loans shall be $500,000 or any integral multiple of $100,000 in excess thereof; or

        elect to continue, as of the last day of the applicable Interest Period, any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $500,000, or that is in an integral multiple of $100,000 in excess thereof);

      provided that, if at any time the aggregate amount of LIBOR Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof (but not by partial assignment to an Assignee pursuant to Section 10.08), to be less than $500,000, such LIBOR Loans shall automatically convert into Prime Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, LIBOR Loans shall terminate.

      The Company shall deliver a Notice of Conversion/Continuation for receipt by the Bank not later than noon (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Prime Rate Loans, specifying:

      (A) the proposed Conversion/Continuation Date;

      (B) the aggregate amount of Loans to be converted or continued;

      (C) the Type of Loans resulting from the proposed conversion or continuation; and

      (D) other than in the case of conversions into Prime Rate Loans, the duration of the requested Interest Period.

      If, upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, as the case may be, or if any Default or Event of Default then exists, then the Company shall be deemed to have elected to convert such LIBOR Loans into Prime Rate Loans effective as of the expiration date of such Interest Period, and all conditions to such conversion shall be deemed to have been satisfied.

      Unless the Bank otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as a LIBOR Loan.

      Unless the Bank otherwise consents, after giving effect to any conversion or continuation of Loans, there may not be more than five (5) different Interest Periods in effect.

    2.05 Voluntary Termination or Reduction of the Commitment.

    The Company may, upon five Business Days prior notice to the Bank, terminate the Commitment, or permanently reduce the Commitment by an aggregate minimum amount of $1,000,000 or any multiple of $100,000 in excess thereof (or of the balance of the Commitment, if less); unless, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the then Effective Amount of the Loans and the L/C Obligations would exceed the Commitment then in effect. Once reduced in accordance with this Section 2.05, the Commitment (and, to the extent reduced in accordance with the provisions hereof, the L/C Commitment) may not be increased. All accrued commitment fees to the effective date of any reduction or termination of the Commitment shall be paid on the effective date of such reduction or termination. Any notice of a reduction of the Commitment shall specify to what extent if any to which to such reduction shall be applied to reduce the L/C Commitment. Any termination of the entire Commitment shall also terminate the entire L/C Commitment.

    2.06 Optional Prepayments.

    Subject to Section 4.04, the Company may, at any time or from time to time, upon irrevocable notice received by the Bank, in the case of LIBOR Loans, not less than three Business Days prior to the requested prepayment date, and, in the case of Prime Rate Loans, on the Business Day prior to the requested prepayment date, prepay the Loans, in whole or in part, in minimum amounts of (a) $100,000 or any multiple of $100,000 in excess thereof in the case of Prime Rate Loans and (b) $500,000 or any multiple of $100,000 in excess thereof in the case of LIBOR Loans. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If any such notice is given by the Company, then the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

    2.07 Cash Collateralization; Mandatory Prepayments.

      Subject to Section 4.04, if, on any date, the Effective Amount of all Loans and L/C Obligations together exceeds the Commitment, then the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans or repay all unreimbursed drawings under all Letters of Credit (including L/C Borrowings) in an amount equal to such excess.

      No later than forty-five days after the Bank has received notice of a Change of Control pursuant to Section 7.03 (or upon and at any time after the occurrence of any Change of Control if the Company is in default of its obligation to deliver such a notice), the Bank may by notice to such effect to the Company: (i) declare the Commitment to be terminated, whereupon the Commitment shall automatically terminate; and (ii) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, or demand that the Company Cash Collateralize the L/C Obligations to the extent of outstanding and wholly or partially undrawn Letters of Credit, whereupon the Company shall so Cash Collateralize the L/C Obligations; and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable without presentment, demand or protest, all of which are hereby expressly waived by the Company.

      Any prepayments pursuant to this Section 2.07 shall be applied first to any Prime Rate Loans then outstanding and then to outstanding LIBOR Loans with the shortest Interest Periods then remaining. All payments of Loans and L/C Borrowings pursuant to this Section 2.07 shall be made together with interest accrued to the date of such payment on the principal amount repaid, together with any amounts payable under Section 4.04; provided that, if any such prepayment would cause the Company to incur Obligations pursuant to Section 4.04 with respect to LIBOR Loans, the Company may Cash Collateralize such LIBOR Loans until the last day of the Interest Period related thereto, at which time such Cash Collateral shall be applied by the Bank to repay such Loans.

    2.08 Repayment.

    The Company shall repay the Bank on the Revolving Termination Date the aggregate principal amount of all Loans outstanding on such date.

    2.09 Interest.

      Subject to the Company's right to convert to other Types of Loans under Section 2.04): (i) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Prime Rate minus one percent (1.00%) per annum; and (ii) each LIBOR Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to LIBOR plus seven-eighths of one percent (0.875%) per annum.

      Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank.

      Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding two percent (2.00%) per annum to the rate otherwise then in effect for such Loans and, in the case of Obligations not Loans, at a rate per annum equal to the Prime Rate plus one percent (1.00%) per annum; provided that, on and after the expiration of any Interest Period applicable to any LIBOR Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus one percent (1.00%) per annum. All such interest shall be payable upon demand.

      Notwithstanding anything to the contrary contained herein, the obligations of the Company to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and, in such event, the Company shall pay the Bank interest at the highest rate permitted by applicable law.

    2.10 Commitment Fee.

    The Company shall pay to the Bank a commitment fee on the average daily unused portion of the Commitment, computed on a monthly basis in arrears on the last Business Day of each calendar month based upon the daily utilization for that month as calculated by the Bank, equal to such unused portion as so calculated multiplied by the Applicable Commitment Fee Percentage for such period. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable monthly in arrears on the last Business Day of each month commencing on August 31, 2003 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of the Commitment hereunder, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following monthly payment being calculated on the basis of the period from such reduction or termination date to such monthly payment date. The commitment fees provided in this Section shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article 5 are not met, and are non-refundable.

    2.11 Computation of Fees and Interest.

      All computations of interest for Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

      Each determination of an interest rate by the Bank shall be conclusive and binding on the Company in the absence of manifest error.

    2.12 Payments by the Company.

      All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Bank at the Bank's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. Any payment received by the Bank later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

      Subject to the provisions set forth in the definition of "Interest Period" contained herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

ARTICLE 3

THE LETTERS OF CREDIT

    3.01 The Letter of Credit Subfacility.

      On the terms and conditions set forth herein and from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, the Bank agrees (i) to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(c) and 3.02(d) in an aggregate amount not to exceed the L/C Commitment, and (ii) to honor drafts under the Letters of Credit; provided that the Bank shall not be obligated to Issue any Letter of Credit if, as of the date of and after giving effect to the Issuance of such Letter of Credit (the "Issuance Date"), (A) the Effective Amount of all L/C Obligations exceeds (or would exceed) the L/C Commitment or (B) the Effective Amount of all L/C Obligations and Loans together exceeds (or would exceed) the Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

      The Bank is under no obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it;

(ii) the Bank has received written notice from the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article 5 is not then satisfied;

(iii) the expiry date of any requested Letter of Credit is (A) more than 360 days after the date of Issuance, or (B) more than 200 days after the Revolving Termination Date, unless the Bank has approved such expiry date in writing;

(iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Bank; or

(v) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person or for the purpose of supporting any debt for borrowed money.

    3.02 Issuance, Amendment and Renewal of Letters of Credit.

      Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Bank at least three Business Days (or such shorter time as the Bank may agree in a particular instance) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be in the form of an L/C Application and shall specify in form and detail satisfactory to the Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Bank may reasonably require.

      Unless the issuance, amendment or renewal of any Letter of Credit is not then permitted under Section 3.01(a)(ii) as a result of the limitations set forth in clauses (A) or (B) thereof or under Section 3.01(b), or one or more conditions specified in Article 5 are not then satisfied, then, subject to the terms and conditions hereof, the Bank shall, on the requested Issue date, Issue a Letter of Credit for the account of the Company in accordance with the Bank's usual and customary business practices.

      From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Bank will, upon the written request of the Company received by the Bank at least four Business Days (or such shorter time as the Bank may agree in a particular instance) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Bank may reasonably require. The Bank shall be under no obligation to amend any Letter of Credit if: (A) the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

      From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Bank shall, upon the written request of the Company received by the Bank at least four Business Days (or such shorter time as the Bank may agree in a particular instance) prior to the proposed date of notification of renewal, be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Bank may require. The Bank shall be under no obligation to renew any Letter of Credit if: (A) the Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit provides that it shall be automatically renewed unless the beneficiary thereof receives notice from the Bank that such Letter of Credit will not be renewed, and if at the time of renewal the Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 3.02(d) upon the request of the Company but the Bank shall not have received an L/C Amendment Application from the Company with respect to such renewal or any other written direction by the Company with respect thereto, the Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company hereby authorizes such renewal, and, accordingly, the Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

      The Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than 200 days after the Revolving Termination Date.

      This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

    3.03 Drawings and Reimbursements.

      In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Company. The Company shall reimburse the Bank prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Bank. In the event the Company fails to reimburse the Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, the Company will be deemed to have requested that Prime Rate Loans be made by the Bank to be disbursed on the Honor Date in respect of such Letter of Credit, subject to the amount of the unutilized portion of the Commitment and subject to the conditions set forth in Section 5.02. Solely for the purposes of making such Prime Rate Loans, the minimum amount limitations set forth in Section 2.03 shall not be applicable. Any notice given by the Bank pursuant to this Section 3.03(c) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

      With respect to any unreimbursed drawing that is not converted into Loans consisting of Prime Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Prime Rate plus one and one-half percent (1.50%) per annum.

    3.04 Role of the Bank.

    The Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Indemnified Person nor any Indemnified Person's correspondents, participants or assignees, shall be liable or responsible for any of the matters described in subsections (a) through (h) of Section 3.05; provided that the Company may have a claim against the Bank, and the Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Bank's willful misconduct or gross negligence or the Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (a) the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (b) the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    3.05 Obligations Absolute.

    The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

      any lack of validity or enforceability of this Agreement, any L/C-Related Document or other Credit Document;

      any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

      the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

      any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

      any payment by the Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

      any exchange, release or non perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit;

      any misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

    3.06 Cash Collateralization Obligations.

    Upon (a) the request of the Bank (i) if the Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder and (ii) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (b) the occurrence of the circumstances described in Section 2.07 requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize or cause to be Cash Collateralized the L/C Obligations in an amount equal to such L/C Obligations. Such amount, when received by the Bank, shall be held by the Bank and maintained in a blocked deposit account or deposit accounts at the Bank, as Cash Collateral for reimbursement obligations of the Company in respect of the L/C Obligations and for the other Obligations. The Company hereby grants to the Bank a security interest in all such cash, deposit accounts and deposit account balances. Amounts held in such account(s) shall be applied by the Bank to the payment and reimbursement of the Bank in full for all L/C Obligations, and the unused portion thereof after all Letters of Credit have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Company hereunder. The Company shall execute such further agreements, documents, instruments or financing statements as the Bank reasonably deems necessary in connection with the foregoing.

    3.07 Letter of Credit Fees.

    The Company shall pay to the Bank fees and charges in respect of the Issuance, presentation, amendment, renewal and processing of any Letter of Credit hereunder in the amount(s) and at the time(s) specified on Schedule 3.07(a). All fees and charges payable under this Section 3.07 shall be nonrefundable.

    3.08 Uniform Customs and Practice.

    The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

ARTICLE 4

TAXES, YIELD PROTECTION AND ILLEGALITY

    4.01 Taxes.

      Any and all payments by the Company to the Bank under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

      If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to the Bank, then:

      (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Bank receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

      (ii) the Company shall make such deductions and withholdings;

      (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

      (iv) the Company shall also pay to the Bank, at the time interest is paid, Further Taxes in the amount that the Bank specifies is necessary to preserve the after-tax yield that the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

      The Company agrees to indemnify and hold harmless the Bank for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the Bank specifies is necessary to preserve the after-tax yield that the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

      Within thirty days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

      If the Company is required to pay any amount to the Bank pursuant to subsection (b) or (c) of this Section, then the Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole and absolute judgment of the Bank is not otherwise disadvantageous to the Bank.

    4.02 Illegality.

      If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its Applicable Lending Office to make LIBOR Loans, then, on notice thereof by the Bank to the Company, any obligation of the Bank to make LIBOR Loans shall be suspended until the Bank notifies the Company that the circumstances giving rise to such determination no longer exist.

      If the Bank determines that it is unlawful to maintain any LIBOR Loan, the Company shall, upon its receipt of notice of such fact and demand from the Bank, prepay in full all LIBOR Loans then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Loans. If the Company is required to so prepay any LIBOR Loan, then, concurrently with such prepayment, the Company shall borrow from the Bank, in the amount of such repayment, a Prime Rate Loan.

      If the obligation of the Bank to make or maintain LIBOR Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank that all Loans which would otherwise be made by the Bank as LIBOR Loans shall be instead Prime Rate Loans.

    4.03 Increased Costs and Reduction of Return.

      If the Bank shall determine that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any law or regulation after the Closing Date or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority after the Closing Date (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any LIBOR Loans, then the Company shall be liable for, and shall from time to time, not later than thirty days following demand therefor by the Bank, pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

      If the Bank shall have reasonably determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of the Commitment, loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Company, the Company shall immediately pay to the Bank, not later than thirty days following demand therefor, additional amounts sufficient to compensate the Bank for such increase.

    4.04 Funding Losses.

    The Company shall reimburse the Bank and hold the Bank harmless from any actual loss or expense which the Bank may sustain or incur as a consequence of:

      the failure of the Company to make on a timely basis any payment of principal of any LIBOR Loan (including after any acceleration thereof);

      the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

      the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06;

      the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of any LIBOR Loan on a day that is not the last day of the relevant Interest Period; or

      the conversion of any LIBOR Loan to a Prime Rate Loan on a day that is not the last day of the relevant Interest Period;

    including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Bank under this Section and under Section 4.03(a), each LIBOR Loan made by the Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Base LIBOR used in determining the LIBOR for such LIBOR Loan by a matching deposit or other borrowing in the inter-bank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan is in fact so funded.

    4.05 Inability to Determine Rates.

    If the Bank determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR applicable pursuant to Section 2.09(a) for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, then the Bank will promptly so notify the Company. Thereafter, the obligation of the Bank to make or maintain LIBOR Loans hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke without further obligation or penalty any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Bank shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Prime Rate Loans instead of LIBOR Loans.

    4.06 Reserves on LIBOR Loans.

    The Company shall pay to the Bank, as long as the Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as Eurocurrency Liabilities), additional costs on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be prima facie evidence of such amounts), payable on each date on which interest is payable on such Loan, provided that the Company shall have received at least fifteen days prior written notice of such additional costs from the Bank. If the Bank fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen days from receipt of such notice.

    4.07 Certificates of the Bank.

    If the Bank claims reimbursement or compensation under this Article 4, it shall deliver to the Company a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be prima facie evidence of the amounts stated therein.

    4.08 Survival.

    The agreements and obligations of the Company in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5

CONDITIONS PRECEDENT

    5.01 Conditions of Effectiveness of Agreement.

    The effectiveness of this Agreement is subject to satisfaction or waiver of the condition that the Bank shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Bank and its counsel:

      Credit Agreement; Notes. This Agreement and, if requested by the Bank, the Notes, each executed by each party thereto;

      Resolutions; Incumbency.

      (i) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Company's Secretary or an Assistant Secretary; and

      (ii) A certificate of the Secretary or Assistant Secretary of the Company, certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform this Agreement and all other Credit Documents to be delivered by it hereunder;

      Organization Documents; Good Standing. Each of the following documents:

      (i) the certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

      (ii) a good standing certificate from the Secretary of State (or similar, applicable Governmental Authority) as of a recent date;

      Payment of Fees. The Company shall have paid all costs (including Attorney Costs subject to Section 10.04(a)), accrued and unpaid fees and expenses incurred by the Bank prior to the Closing Date; and

      Other Documents. Such other approvals, opinions, documents or materials as the Bank may reasonably request.

    5.02 Conditions to All Credit Extensions.

    The obligation of the Bank to make any Credit Extension (including its initial Credit Extension) or to continue/convert any Loan is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:

      Documentation. The Bank shall have received, in respect of any Borrowing, a completed and duly executed Notice of Borrowing or Notice of Conversion/Continuation (as applicable) and, in respect of any Issuance of any Letter of Credit, a completed and duly executed L/C Application or L/C Amendment Application (as applicable);

      Continuation of Representations and Warranties. The representations and warranties in Article 6 shall be true and correct on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

      No Existing Default. No Default or Event of Default shall exist or shall result from such Credit Extension or continuation or conversion; and

      No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

    Each Notice of Borrowing, Notice of Conversion/Continuation, L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice, L/C Application or L/C Amendment (as applicable) and as of each Borrowing Date, Conversion/Continuation Date or Issuance Date (as applicable) that the conditions contained in this Section 5.02 are satisfied.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to the Bank that:

    6.01 Corporate Existence and Power.

    The Company and each of its Material Subsidiaries:

      is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

      has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business as presently conducted except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) to execute, deliver, and perform its obligations under the Credit Documents to which each is a party;

      is duly qualified as a foreign corporation, partnership or limited liability company and is licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

      is in compliance with all Requirements of Law except to the extent to which the failure to comply could not reasonably be expected to have a Material Adverse Effect.

    6.02 Corporate Authorization; No Contravention.

    The execution, delivery and performance by the Company of this Agreement and each other Credit Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

      contravene the terms of any of the Company's Organization Documents;

      conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its Property is subject; or

      violate any Requirement of Law.

    6.03 Governmental Authorization.

    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Agreement or any other Credit Document to which the Company is a party.

    6.04 Binding Effect.

    This Agreement and each other Credit Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

    6.05 Litigation.

    Except as specifically disclosed in Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, any of its Subsidiaries or any of their respective Properties which:

      purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or thereby; or

      if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Credit Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

    6.06 ERISA Compliance.

    Except as specifically disclosed on Schedule 6.06:

      As of the Closing Date, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent to which the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under subsection 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. As of the Closing Date, the Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

      As of the Closing Date: (i) there are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

      As of the Closing Date, (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Closing Date, would create an Event of Default under Section 9.01(h).

    6.07 Use of Proceeds; Margin Regulations.

    The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.11 and Section 8.07. Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

    6.08 Title to Properties.

    The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the Ordinary Course of Business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Properties of the Company and its Subsidiaries are subject to no Liens other than Permitted Liens.

    6.09 Taxes.

    The Company and each of its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

    6.10 Financial Condition.

      The audited consolidated financial statements of the Company and its Subsidiaries dated March 31, 2003, and the related consolidated statements of income or operations, shareholders' equity and cash flows, for the fiscal year ended in March, 2003:

      (i) were prepared in accordance with GAAP;

      (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

      (iii) except as specifically disclosed in Schedule 6.10, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date hereof, including liabilities for taxes, material commitments and Contingent Obligations required to be disclosed in accordance with GAAP.

      Since March 31, 2003, there has been no Material Adverse Effect.

    6.11 Environmental Matters.

    The Company conducts in the Ordinary Course of Business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties and the business, operations and properties of its Subsidiaries, and, as a result thereof, the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.11, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In that regard, the on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

    6.12 Regulated Entities.

    None of the Company, any Person controlling the Company, or any Subsidiary of the Company is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

    6.13 No Burdensome Restrictions; Labor Relations.

      Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

      There are no strikes, lockouts or other labor disputes against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them before any Governmental Authority which, in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect.

    6.14 Solvency.

    The Company is Solvent and as of the Closing Date: (a) the Company does not intend to, and does not believe that it will, incur debts beyond the Company's ability to pay as such debts mature, and (b) the Company is not about to engage in a transaction, after giving effect to which the Company's remaining property would constitute unreasonably small capital for the business conducted or transactions engaged by the Company.

    6.15 Copyrights, Patents, Trademarks and Licenses, etc.

    Except as specifically disclosed on Schedule 6.15, the Company and each of its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where such conflict could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary of the Company infringes upon any rights held by any other Person, except where such infringement could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the best knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

    6.16 Subsidiaries.

    As of the Closing Date, the Company does not have any Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto, which shows the form of organization and ownership of each such Person and has no equity investments in any other Person constituting in excess of 5% of the outstanding equity of such Person other than those specifically disclosed in part (b) of Schedule 6.16. As of the Closing Date, the Material Subsidiaries of the Company are as listed in part (c) of Schedule 6.16.

    6.17 Insurance.

    Except as specifically disclosed in Schedule 6.17, the respective Properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company or any of its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or any of its Subsidiaries operates.

    6.18 Swap Obligations.

    Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company and each of its Subsidiaries has voluntarily entered into each Swap Contract to which each such Person is a party based upon each such Person's own independent assessment of its consolidated assets, liabilities and commitments, in each case as an appropriate means of mitigating and managing risks associated with such matters, and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any such Swap Contract.

    6.19 Full Disclosure.

    To the best knowledge after due inquiry of any Responsible Officer, none of the representations or warranties made by the Company or any of its Subsidiaries in the Credit Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Credit Documents (including any offering or disclosure materials delivered by or on behalf of the Company to the Bank prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. It is recognized by the Bank that projections and forecasts provided by or on behalf of the Company, although reflecting the Company's good faith projections and forecasts based on methods and data which the Company believes to be reasonable and accurate, are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may (and are likely to) differ from the projected or forecasted results.

      Intentionally Deleted

ARTICLE 7

AFFIRMATIVE COVENANTS

    So long as any of the Obligations shall remain unpaid or unsatisfied, any Letter of Credit (other than a Letter of Credit that has been fully Cash Collateralized) shall remain outstanding or the Bank shall have any Commitment, the Company agrees as follows:

    7.01 Financial Statements.

    The Company shall deliver to the Bank:

    (a) as soon as available, but not later than ninety days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and together with SEC Form 10K for the Company. The Independent Auditor's opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any of its Subsidiaries' records; and

    (b) as soon as available, but not later than forty-five days after the end of each fiscal quarter of each year (other than the last fiscal quarter of each fiscal year), a copy for the immediately preceding fiscal quarter of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries, together with SEC Form 10Q for the Company.

    7.02 Certificates; Other Information.

    The Company shall furnish to the Bank:

      concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate;

      except for SEC Forms 10K and 10Q to be delivered pursuant to Sections 7.01(a), promptly, and in any event no later than 10 days after the same is made available to the Company's shareholders or is filed with the SEC, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports that the Company or any Subsidiary of the Company may make to, or file with, the SEC;

      upon the request from time to time of the Bank, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party; and

      promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary of the Company as the Bank may from time to time reasonably request.

    7.03 Notices.

      The Company shall promptly notify the Bank, promptly after any Responsible Officer becomes aware, of:

      (i) (A) the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default; (B) the commencement of, or any material adverse development in, any litigation or proceeding affecting the Company or any Subsidiary of the Company in which the amount of damages claimed and not covered by insurance is $2,000,000 or more (or its equivalent in another currency or currencies); (C) the commencement of, or any material adverse development in, any litigation or proceeding affecting the Company or any Subsidiary of the Company which the Company would be required to report to the SEC pursuant to the Exchange Act, and in any event within ten days after reporting the same to the SEC, provided that the notice requirement with respect to this clause shall be satisfied if the Company furnishes the Bank with a copy of any such report made to the SEC; (D) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; (E) if the Company or any of its Subsidiaries shall at any time or from time to time execute an agreement for an Asset Sale where the aggregate amount of consideration to be paid has a value equal to or greater than $5,000,000, of such proposed Asset Sale (including the amount of the estimated Net Proceeds to be received by the Company or such Subsidiary in respect thereof);

      (ii) any matter that has resulted or could reasonably result in a Material Adverse Effect, including: (A) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any of its Subsidiaries; (B) any dispute, litigation, investigation, proceeding or suspension between the Company or any of its Subsidiaries and any Governmental Authority; (C) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any of its Subsidiaries, including any of the foregoing involving any applicable Environmental Laws or Environmental Claims; or (D) the imposition of any fine or penalty by any Governmental Authority against or with respect to any facility or plants of the Company or any of its Subsidiaries;

      (iii) the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

      (A) an ERISA Event;

      (B) an increase in the Unfunded Pension Liability of any Pension Plan, including as a result of the adoption of any amendment to a Plan subject to Section 412 of the Code, that could reasonably be likely to cause or result in an Event of Default under Section 9.01(h); or

      (C) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate other than any such Plan in effect and receiving contributions as of the Closing Date.

      (iv) any Acquisition, or incurring any Contractual Obligations with respect to any Acquisition, by the Company or any Subsidiary of the Company, if the aggregate cash and noncash consideration (including assumption of liabilities and including all Contingent Obligations) in connection with such Acquisition is (or could reasonably be expected to become) $10,000,000 or more; and

      (v) any Change in Control or any event or circumstance that is reasonably likely to result in any Change in Control.

      The Company shall promptly notify the Bank, not later than delivery of the next consolidated financial statements of the Company pursuant to Section 7.01 after the date of any such change, of any change in the accounting policies or financial reporting practices by the Company or any of its Subsidiaries, provided that this notice requirement shall be satisfied if the next consolidated financial statements of the Company delivered to the Bank following any such change (or the Compliance Certificate delivered pursuant to Section 7.02) describes any such change in reasonable detail.

      Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any of its affected Subsidiaries proposes to take with respect thereto and at what time. Each notice under Section 7.03(a)(i) shall describe with particularity any and all Sections, subsections, clauses or provisions of this Agreement or any other Credit Document that have been (or foreseeably will be) breached or violated.

    7.04 Preservation of Existence, Rights, etc.

    Except as otherwise permitted by Section 8.02, 8.03 or 8.05, the Company shall, and shall cause each of its Material Subsidiaries to:

      preserve and maintain in full force and effect its corporate, partnership or limited liability company existence, as the case may be, and good standing under the laws of its state or jurisdiction of incorporation or organization;

      use commercially reasonable efforts to preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and

      use commercially reasonable efforts to preserve or renew and maintain all of its registered patents, trademarks, trade names and service marks and other intellectual property assets, the non-preservation or non-maintenance of which could reasonably be expected to have a Material Adverse Effect.

    7.05 Maintenance of Property.

    The Company shall, and shall cause each of its Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use a standard of care not less than that typical in the industry in the operation and maintenance of their respective facilities.

    7.06 Insurance.

    The Company shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its Property and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

    7.07 Payment of Obligations.

    The Company shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable:

    (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

    (b) all lawful material claims which, if unpaid, would by law become a Lien upon its Property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

    7.08 Compliance with Laws.

    The Company shall, and shall cause each of its Subsidiaries to, comply in all respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business or properties (including the Federal Fair Labor Standards Act), unless such noncompliance is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary with respect thereto, or such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    7.09 Inspection of Property and Books and Records.

    The Company shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Bank to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, when an Event of Default exists, the Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; provided further that the Company and it Subsidiaries will not be required to disclose, permit the inspection, examination, copying or making of extracts of, or discuss, any document, any portion thereof, or any information in respect of which and to the extent that disclosure to the Bank is then prohibited by law or by an agreement binding on the Company or any of its Subsidiaries entered into by such Person in good faith and not for the specific purpose of evading the provisions of this Section or any other provision of this Agreement.

    7.10 Environmental Laws.

    Except as otherwise specifically disclosed to the Bank in writing prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    7.11 Use of Proceeds.

    The Company shall use the proceeds of the Loans for working capital and other general corporate purposes, in each case not in contravention of any Requirement of Law or of any Credit Document; provided that the Company shall not directly or indirectly use the proceeds of the Loans for any Acquisition of any Person if such Acquisition has not been approved by the board of directors (or other body exercising similar authority) of such Person.

    Intentionally Deleted.

    7.12 Solvency.

    The Company shall at all times be Solvent.

    7.13 Internal Controls.

    The Company will maintain reasonable internal controls and reporting systems designed to insure that a Responsible Officer will be promptly informed of all material financial, operational and compliance matters relevant to compliance with the provisions of the Credit Documents to which the Company is a party.

ARTICLE 8

NEGATIVE COVENANTS

    So long as any of the Obligations shall remain unpaid or unsatisfied, any Letter of Credit (other than a Letter of Credit that has been fully Cash Collateralized) shall remain outstanding or the Bank shall have any Commitment, the Company agrees as follows:

    8.01 Limitation on Liens.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

      any Lien existing on Property of the Company or any of its Subsidiaries on the Closing Date and set forth on Schedule 8.01(a);

      any Lien created under any Credit Document;

      Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

      carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

      Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation;

      Liens on the Property of the Company or any of its Subsidiaries securing (i) the nondelinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other nondelinquent obligations of a like nature; in each case, incurred in the Ordinary Course of Business; provided that all such Liens in the aggregate could not reasonably be expected to have a Material Adverse Effect;

      Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $1,000,000;

      easements, rights-of-way, restrictions and other similar encumbrances or title defects affecting real Property incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the Ordinary Course of Business of the Company and its Subsidiaries, taken as a whole;

      Liens on Property of a Subsidiary of the Company existing at the time such Property (or such Subsidiary) was acquired by the Company or such Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such acquisition; provided that such Liens do not extend to or cover any Property of the Company or any of its Subsidiaries other than the Property so acquired or the Property of such Subsidiary so acquired;

      purchase money security interests on any Property acquired or held by the Company or any of its Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided that (i) any such Lien attaches to such Property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property plus reasonable fees and expenses incurred in connection therewith, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed, together with Indebtedness permitted under Section 8.05(c), $5,000,000;

      Liens securing Capital Lease Obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

      Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution; and

      leases and subleases and licenses and sublicenses of Property of the Company and its Subsidiaries where the Company or a Subsidiary of the Company is the lessor or licensor (or sublessor or sublicensor) which, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole, but excluding any sale-lease transaction;

      Liens securing or constituting Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under this Section 8.01 and which is permitted to be refinanced under Section 8.05; provided that such Liens do not extend to or cover any Property of the Company or any of its Subsidiaries not so refinanced;

      Liens on insurance policies and the proceeds thereof securing the financing of premiums owing by the Company or any of its Subsidiaries with respect thereto, not to exceed $250,000 in the aggregate principal amount outstanding at any time;

      Liens in favor of customs and revenue authorities arising as a matter of law to secure any payment obligations of the Company and its Subsidiaries in respect of customs duties in connection with the importation of goods;

      Liens securing the obligations of the Company or any of its Subsidiaries under documentary letters of credit permitted to be incurred under Section 8.05; provided that such Liens shall attach only to the goods covered by such letters of credit, the corresponding documents and the proceeds thereof;

      Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of good entered into by the Company or any of its Subsidiaries in the Ordinary Course of Business; provided that all such Liens in the aggregate could not reasonably be expected to have a Material Adverse Effect;

      Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, statutory obligations, surety, appeal, reclamation, performance or other similar bonds, leases (including Landlord's Liens), contracts and other similar bonds incurred in the Ordinary Course of Business (exclusive of obligations in respect of the payment of or for borrowed money); provided that all such Liens in the aggregate could not reasonably be expected to have a Material Adverse Effect;

      Liens securing Indebtedness and Contingent Obligations of a Subsidiary of the Company incurred pursuant to and in compliance with clause (i) or (ii) of Section 8.05(g); and

      Liens on funds and other Property of employees of the Company or any of its Subsidiaries which funds and Property are held and invested by the Company for the benefit of such employees for the purpose of deferred compensation.

    8.02 Disposition of Assets.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property or enter into any agreement (other than an agreement expressly contingent on obtaining the consent of the Bank thereto) (collectively, "Transfers") to do any of the foregoing, except:

      Transfers of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;

      the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

      Transfers of Property for Fair Market Value where the Net Proceeds thereof do not exceed $1,000,000 in the aggregate on a cumulative basis in each case in any fiscal year;

      (i) Transfers from any Subsidiary of the Company to the Company, (ii) Transfers from any Subsidiary of the Company to any other Subsidiary of the Company and (iii) Transfers constituting Investments permitted by Sections 8.04(j), (m), (n), (o) or (p);

      Transfers of equipment to Plamex, S.A., where the net book value of such equipment does not exceed $5,000,000 in the aggregate on a cumulative basis for any one fiscal year;

      Transfers of existing raw materials, work in process and finished goods inventory from the Company to PBV; and

      non-exclusive licensing (but exclusive as to region) of technology by the Company to PBV in connection with the research and development of related technology or the manufacture of inventory by PBV for sale to the Company and for sale to non-U.S. customers.

    8.03 Consolidations and Mergers.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into any Person, except:

      any Subsidiary of the Company may merge with (i) the Company, provided that the Company shall be the continuing or surviving entity, or (ii) any one or more Subsidiaries of the Company, provided that, if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary of the Company, the Wholly Owned Subsidiary of the Company shall be the continuing or surviving corporation; and

      mergers pursuant to Acquisitions permitted by Section 8.04.

    8.04 Loans and Investments.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, purchase or acquire, or make any commitment therefor, any Capital Stock or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, or Joint Venture with, any Person, including any Affiliate of the Company or any of its Subsidiaries (together, "Investments"), except for (without duplication):

      Investments existing on the Closing Date and listed on Schedule 8.04(a);

      Investments in cash and Cash Equivalents and Investments in operating deposit accounts maintained in the Ordinary Course of Business for operating fund purposes;

      Investments arising from transactions by the Company or any of its Subsidiaries with customers or suppliers in the Ordinary Course of Business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customer or suppliers arising in the Ordinary Course of Business;

      Investments accepted in connection with a Transfer permitted by and in accordance with the terms of Sections 8.02(c);

      Investments consisting of (i) travel advances, employee relocation loans and other employee loans and advances in the Ordinary Course of Business, (ii) loans to employees, officers or directors relating to their purchase of equity securities of the Company or its Subsidiaries or (iii) other loans to officers and employees approved by the Board of Directors of the Company, provided that all of the foregoing do not exceed $5,000,000 in the aggregate at any one time outstanding;

      notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the Ordinary Course of Business so long as such notes, prepaid royalties or other credit extensions are due within one year of the date of the acquisition thereof or cover no more than one year of obligations to such customers or suppliers (as applicable);

      any Acquisition so long as: (i) such Acquisition is undertaken in accordance with all material applicable Requirements of Law; (ii) if any Person or business so acquired (the "Acquiree") is subject to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, the prior, effective written consent of the board of directors or equivalent governing body of the Acquiree is obtained and delivered to the Bank; (iii) immediately after giving effect to any such Acquisition, there shall exist no Default or Event of Default; and (iv) in connection with any Acquisition of Hello Direct, Inc. or Clear Vox Communications, Inc., such Acquisition is on substantially the terms disclosed to the Bank in writing on or before November 19, 1999;

      Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

      Investments by Foreign Subsidiaries of the Company in the Ordinary Course of Business or required by local law or regulation;

      Investments by the Company in Subsidiaries of the Company in an aggregate amount for all such Investments not to exceed $15,000,000 at any time outstanding; provided that, for purposes of calculating such amount (i) the aggregate amount of (A) all repayments of advances to, dividends paid to, and Investments made in, and the Fair Market Value of all Property that has been transferred to, pursuant to a Transfer permitted under Section 8.02, the Company by all such Subsidiaries and (B) mergers of Subsidiaries with the Company permitted under Section 8.03(a), shall be subtracted from the amount of such Investments to the extent the foregoing amounts have not been previously netted against such Investments and (ii) the aggregate amount of Guaranty Obligations made pursuant to Section 8.05(m) shall be added to the amount of such Investments;

      Investments made by the Company for the benefit of employees of the Company or its Subsidiaries for the purposes of deferred compensation;

      Investments by the Company in PBV in the form of prepayments to PBV for inventory to be purchased from PBV in an aggregate cumulative amount not to exceed $20,000,000;

      Investments in the Company by Plantronics UK and Plantronics Germany, in each case in the form of intercompany loans from such Subsidiaries to the Company, in an aggregate cumulative amount not to exceed $11,000,000;

      Investments by the Company or the Company's Wholly Owned Subsidiaries in Plantronics UK and Plantronics Germany, in each case in the form of intercompany loans or capital contributions from the Company or such Wholly Owned Subsidiaries, as the case may be, in an aggregate cumulative amount not to exceed $8,000,000;

      Investments by the Company in PBV in the form of deferred payment obligations by PBV for the transfer of title by the Company to PBV of existing raw materials, work in process and finished goods inventory of the Company;

      Joint Ventures in the Ordinary Course of Business (which shall include joint development agreements for the development of technology or products); and

      other Investments (excluding Acquisitions) not otherwise permitted under this Section 8.04 not exceeding an amount equal to $10,000,000 plus 15% of consolidated cumulative net income of the Company for the period from and after April 1, 2003 (provided that, if such cumulative net income is negative in respect of such cumulative period, such net income shall be deemed to be zero), outstanding at any one time; provided that, at the time of any such Investment and at the time that the Company or any of its Subsidiaries incurs any Contractual Obligation with respect to any such Investment, no Default or Event of Default shall have occurred and be continuing or result therefrom.

    8.05 Limitation on Indebtedness.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except (and without duplication):

      Indebtedness incurred pursuant to the Credit Documents;

      Indebtedness existing on the Closing Date and set forth on Schedule 8.05(b);

      Indebtedness of Foreign Subsidiaries of the Company incurred for working capital purposes; provided that the aggregate outstanding principal amount of Indebtedness incurred under this subsection (c) at the time of the incurrence thereof shall not at any time exceed the lesser of (i) $5,000,000 or (ii) the sum of (A) 85% of the net book value of the accounts receivable of the Foreign Subsidiaries of the Company and (B) 50% of the net book value of the inventory of the Foreign Subsidiaries of the Company, in both cases calculated in accordance with GAAP at the time of each incurrence;

      Indebtedness of the Company and its Subsidiaries if, at the time of and after giving pro forma effect to the incurrence of such Indebtedness (including the application of the proceeds thereof), the Consolidated Fixed Charge Coverage Ratio is equal to or greater than 3:00 to 1:00; provided that (i) in no event may the aggregate principal amount of Indebtedness incurred under this subsection (d) by Subsidiaries of the Company exceed $2,500,000 at any time outstanding and (ii) Indebtedness incurred by the Company under this subsection (d) shall not provide for any scheduled principal payment, mandatory redemption or amortization or sinking fund requirement prior to July 31, 2005;

      (i) Purchase Money Indebtedness of the Company and its Subsidiaries and (ii) Indebtedness of the Company represented by trade letters of credit incurred in the Ordinary Course of Business, which are to be repaid in full not more than one year after which such Indebtedness is originally incurred, to finance the purchase of goods by the Company or a Subsidiary of the Company such that the aggregate principal amount at any time outstanding under this subsection (e) does not exceed $5,000,000;

      Capital Lease Obligations of the Company and its Subsidiaries in an aggregate principal amount (determined in accordance with GAAP) not to exceed $2,500,000 at any time outstanding under this subsection (f);

      (i) Indebtedness of a Domestic Subsidiary of the Company owed to the Company or any of its Wholly Owned Domestic Subsidiaries so long as, in the case of Indebtedness owed by a Subsidiary of the Company to the Company, such Indebtedness or Contingent Obligation is not subordinated in right of payment to any other Indebtedness of such Subsidiary, (ii) Indebtedness of a Subsidiary of the Company owed to the Company or a Subsidiary of the Company (other than Indebtedness governed by the immediately preceding clause (i) incurred pursuant to and in compliance with Section 8.04, and (iii) Subordinated Indebtedness owed to a Subsidiary of the Company; provided that in the case of the sale or disposition of the Capital Stock of any Subsidiary of the Company that is owed Indebtedness of the Company or another Subsidiary of the Company referred to in this subsection (h) such that is ceases to be a Subsidiary of the Company, such Indebtedness shall be deemed to have been incurred again and subject to this Section 8.05;

      any replacements, renewals, refinancing and extensions of outstanding Indebtedness permitted by subsections (b), (c), (d) or (e) of this Section 8.05, provided that (i) any such replacement, renewal, refinancing or extension of Indebtedness shall not be incurred by a Subsidiary of the Company (except in the case of a replacement, renewal, refinancing or extension of Indebtedness of a Subsidiary of the Company referred to in subsection (c) of this Section 8.05) and (ii) any such replacement, renewal, refinancing or extension (A) shall not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being replaced, renewed, refinanced or extended and (B) shall not exceed the sum of (1) the principal amount (plus accrued interest and an amount equal to the required prepayment premium, if any) of the Indebtedness being replaced, renewed, refinanced or extended and (2) the reasonable fees and expenses of the Company or its Subsidiaries, as the case may be, incurred in connection with such replacement, renewal, refinancing or extension;

      Permitted Swap Obligations of the Company or any Subsidiary of the Company; provided that (i) any Indebtedness to which the underlying Swap Contract relates bears interest at fluctuating interest rate and is otherwise permitted by this Section 8.05, (ii) the notional principal amount of any such underlying Swap Contract does not exceed the principal amount of the Indebtedness to which such underlying Swap Contract relates and (iii) the underlying Swap Contracts do not increase the Indebtedness of the Company and its Subsidiaries in the aggregate other than as a result of fluctuations in foreign currency exchange rates;

      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business, provided that such Indebtedness is extinguished within three Business Days of its incurrence;

      (i) Guaranty Obligations of the Company with respect to Indebtedness of Foreign Subsidiaries of the Company permitted under Section 8.05(c) and (ii) Guaranty Obligations of any Subsidiary of the Company with respect to Indebtedness of the Company permitted under this Section 8.05;

      endorsements for collection or deposit in the Ordinary Course of Business;

      Guaranty Obligations of the Company with respect to Indebtedness of any Subsidiary of the Company to the extent permitted by Section 8.04(j);

      Indebtedness of PBV to the Company incurred in connection with Investments permitted under Section 8.04(l) or 8.04(o);

      Indebtedness of (i) the Company to Plantronics UK and Plantronics Germany incurred in connection with Investments permitted under Section 8.04(m), (ii) Plantronics UK in connection with Investments permitted under Section 8.04(n) and (iii) Plantronics Germany in connection with Investments permitted under Section 8.04(n); and

      in addition to the items referred to in subsections (a) through (o) of this Section 8.05, Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that in no event shall the aggregate amount of Indebtedness and Contingent Obligations incurred by Subsidiaries under this subsection (p) exceed $2,000,000 at any one time outstanding.

    8.06 Transactions with Affiliates.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or any of its Subsidiaries, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

    8.07 Use of Proceeds.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, use; (a) any portion of the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock or (b) more than $35,000,000 of proceeds of Loans or Letters of Credit to pay cash dividends to its common stock shareholders or to repurchase or redeem its common stock, in each case to the extent permitted under Section 8.09(c)..

    8.08 Operating Lease Obligations.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create or suffer to exist any obligations under any operating leases, except for (and without duplication):

      operating leases of the Company and its Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

      operating leases entered into by the Company or any of its Subsidiaries after the Closing Date; provided that, immediately prior to giving effect to any such operating lease, the Property the subject of such operating lease was sold by the Company or any such Subsidiary to the lessor pursuant to a transaction otherwise permitted under Section 8.02; and

      other operating leases entered into by the Company or any of its Subsidiaries after the Closing Date in the Ordinary Course of Business; provided that the aggregate annual rental payments for all such operating leases shall not exceed $3,000,000 for any fiscal year.

    8.09 Restricted Payments.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries (other than its Wholly Owned Subsidiaries) to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities (other than to the Company or to any Wholly Owned Subsidiary of the Company) on account of any shares of any class of its Capital Stock, or purchase, redeem or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company may:

      declare and make dividend payments or other distributions payable solely in its common stock;

      purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

      declare or pay cash dividends to its common stock shareholders or repurchase or redeem its common stock; provided that the aggregate amount of all such dividends declared or paid and common stock repurchased or redeemed (collectively, Distributions") in any four consecutive fiscal quarter period (including the quarter in which any such Distributions occurred) shall not exceed 50% of the amount of the cumulative consolidated net income of the Company and its Subsidiaries (net of cumulative losses) reported in the eight consecutive fiscal quarter period ending with the fiscal quarter immediately preceding the date as of which the applicable Distributions occurred;

      purchase, redeem or otherwise acquire shares of its common stock pursuant to any agreement entered into between it, or any Subsidiary of the Company, and any officer, director employee or consultant to the Company or any of its Subsidiaries, entered into in the Ordinary Course of Business, in which the Company is obligated or has the option to repurchase from such officer, director, employee or consultant shares of common stock of the Company upon such Person's termination of employment or services with the Company or any such Subsidiary, not in excess of $250,000 in the aggregate; and

      repay, convert, exchange or redeem any Indebtedness permitted under Section 8.05 which by its terms is convertible or exchangeable, or constitutes the right to purchase any shares of any class of Capital Stock.

    8.10 ERISA.

    The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; (b) cause or permit any Plan which is qualified under subsection 401(a) of the Code to lose such qualification; or (c) fail to make all required contributions to any Plan subject to subsection 412 of the Code; but only to the extent that any such act or failure to act, separately or together with all other such acts or failures to act, in any of the foregoing subsections (a), (b) or (c) has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $1,000,000; or (d) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    8.11 Net Funded Debt to EBITDA Ratio.

    The Company shall not permit as of the last day of any fiscal quarter the Net Funded Debt to EBITDA Ratio to be greater than 1.25 to 1:00.

    8.12 Interest Coverage Ratio.

    The Company shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 6:00 to 1:00.

    8.13 Quick Ratio.

    The Company shall not permit as of the last day of any fiscal quarter the Quick Ratio to be less than 1.00 to 1.00.

    8.14 Change in Business.

    The Company shall not, and shall not suffer or permit any of its subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof, except businesses contemplated by it has have been disclosed to the Bank in writing prior to the date hereof.

    8.15 Accounting Changes.

    The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the fiscal year of the Company or any of its consolidated Subsidiaries, provided that the Company may change its fiscal year and the fiscal year of its consolidated Subsidiaries to a calendar year so long as it obtains any required consents of Governmental Authorities in connection therewith. Subsidiaries.

ARTICLE 9

EVENTS OF DEFAULT

    9.01 Event of Default.

    Any of the following shall constitute an event of default hereunder ("Event of Default"):

      Non-Payment. The Company fails to pay: (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Advance; (ii) within three days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Credit Document; or (iii) any other amount payable hereunder or pursuant to any other Company Document after the same shall become due within thirty days of notice by the Bank to such effect; or

      Representation or Warranty. Any representation or warranty by the Company or any of its Subsidiaries made or deemed made herein or in any other Credit Document, or which is contained in any certificate, document or financial or other statement by the Company or any of its Subsidiaries, or any Responsible Officer, furnished at any time under this Agreement or in or under any other Credit Document, is incorrect in any material respect on or as of the date made or deemed made; or

      Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Sections 7.01, 7.02, 7.03, 7.11, 7.12 or 7.13 or in Article 8; or

      Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of thirty days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Bank; or

      Cross-Default. The Company or any of its Subsidiaries (i) fails to make any payment in respect of any Indebtedness, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (or Indebtedness consisting of any Contingent Obligation to become payable or cash collateral in respect thereof to be demanded), and such failure shall not have been cured to the satisfaction of the Bank for a period of fifteen days after the earlier of (A) the date on which a Responsible Officer know of such default or (B) the date upon which written notice thereof is given to the Company by the Bank; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled prepayment) or cash collateralized, prior to the stated maturity thereof; or

      Insolvency: Voluntary Proceedings. The Company or any of its Material Subsidiaries (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any formal action through its Board of Directors or through a Responsible Officer or comparable officer of such Material Subsidiary to effectuate or authorize any of the foregoing; or

      Insolvency: Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any of its Material Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty days after commencement, filing or levy; (ii) the Company or any of its Material Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any of its Material Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

      ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC; (ii) any Unfunded Pension Liability with respect to any or all Pension Plans shall exist; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; but only to the extent that any of the foregoing, separately or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; or

      Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty consecutive days after the entry thereof; or

      Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any of its Material Subsidiaries which does or could reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

      Invalidity of Credit Documents. Any of the Credit Documents after delivery thereof shall for any reason by revoked or invalidated or otherwise case to be in full force and effect, or the Company shall contest in any manner the validity or enforceability thereof, or the Company shall deny that it has any further liability or obligation thereunder; or

      Material Adverse Effect. There occurs a Material Adverse Effect.

    9.02 Remedies.

    If any Event of Default occurs, the Bank may:

      declare the Commitment to be terminated, whereupon the Commitment shall automatically be terminated;

      declare the unpaid principal amount of all outstanding Loans and L/C Advances, all interest accrued and unpaid thereon and all other Obligations to be immediately due and payable, whereupon such amount with respect to the Loans and the L/C Advances, all such accrued interest and all such other Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company;

      demand that the Company Cash Collateralize the L/C Obligations to the extent of the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit); and

      (i) notwithstanding anything to the contrary contained herein, without the consent of the Company, revoke all rights otherwise granted to the Company under Article 8 and (ii) exercise on behalf of itself and any Indemnified Person all rights and remedies available under the Credit Documents or applicable law;

    provided that, upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the sixty day period mentioned therein), the Commitment, and the obligation of the Bank to make Loans or L/C Advances and to Issue, amend or renew Letters of Credit, shall automatically terminate and the unpaid principal amount of all outstanding Loans and L/C Advances, all interest accrued and unpaid thereon and all other Obligations shall become and be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

    9.03 Rights Not Exclusive.

    The rights provided for in this Agreement and the other Credit Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 10

GENERAL PROVISIONS

    10.01 Amendments and Waivers.

    Subject to Section 9.02, no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by the Company or any of its Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given..

    10.02 Notices.

      All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company to the Bank by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Bank, to such other address as shall be designated by such party in a written notice to the other.

      All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices to the Bank pursuant to Article 2 shall not be effective until actually received by the Bank.

      Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Obligations shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

    10.03 No Waiver; Cumulative Remedies.

    No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    10.04 Costs and Expenses.

    The Company shall:

      whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within five Business Days after demand for all costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Bank with respect thereto; provided that, if the Closing Date occurs as provided in Section 5.01, then the actual Attorney Costs to be paid by the Company in connection with the development, preparation, execution and delivery of this Agreement and the other Credit Documents to be executed on or before the Closing Date shall be limited to $5,000; and

      pay or reimburse the Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

    10.05 Indemnity.

      General Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company agrees to indemnify, defend and hold the Bank and each of its officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

      Environmental Indemnity.

      (i) The Company hereby agrees to indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property of the Company or any of its Subsidiaries. No action taken by legal counsel chosen by the Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless all Indemnified Persons.

      (ii) In no event shall any site visit, observation, or testing by the Bank be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any Environmental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by the Bank. The Bank does not owe any duty of care to protect the Company or any other Person against, or to inform the Company or any other Person of, any Hazardous Materials or any other adverse condition affecting any site or Property. The Bank shall not be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Bank.

      Survival; Defense. The obligations in this Section 10.05 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company.

    10.06 Payments Set Aside.

    To the extent that the Company makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement agreed to by the Bank in its sole discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

    10.07 Successors and Assigns.

    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank (which consent may be withheld for any reason).

    10.08 Assignments, Participations, etc.

      The Bank may at any time assign and delegate to one or more Eligible Assignees (each an "Assignee") all or any part of the Loans, the L/C Obligations, the Commitment and the other rights and obligations of the Bank hereunder, in a minimum amount of $5,000,000; provided that the Company may continue to deal solely and directly with the Bank in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company by the Bank and the Assignee.

      The Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company or any of its Subsidiaries (a "Participant") participating interests in any Loans, L/C Obligations, the Commitment of the Bank and the other interests of the Bank hereunder and under the other Credit Documents; provided that the Bank shall not transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Credit Document, except to the extent such amendment, consent or waiver would (i) increase or extend the Commitment or subject to the Bank to any additional obligations; (ii) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due under any Credit Document; (iii) reduce the principal of, or the rate of interest specified herein on any Loan or L/C Advance or of any fees or other amounts payable under any Credit Document. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Credit Documents, and all amounts payable by the Company hereunder shall be determined as if the Bank had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement. The Company shall not be required to incur any expense in connection with any such participation.

      Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR '203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

    10.09 Confidentiality.

    The Bank agrees, and agrees to cause its Affiliates to, take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any of its Subsidiaries under this Agreement or any other Credit Document, and neither the Bank nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with the Company or any of its Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or its Subsidiaries, so long as such source is not bound by a confidentiality agreement with the Company or any of its Subsidiaries known to the Bank; provided that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or any of its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as to the Bank or any of its Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any of its Subsidiaries is a party or is deemed a party with the Bank or the Bank's Affiliates; and (I) to the Bank's Affiliates.

    10.10 Set-off.

    In addition to any rights and remedies of the Bank provided hereunder or at law, if an Event of Default exists or the Obligations have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Company against any and all Obligations now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Credit Document and although such Obligations may be contingent or unmatured. The Bank agrees to notify promptly the Company after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

    10.11 Counterparts.

    This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

    10.12 Severability.

    The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    10.13 No Third Parties Benefited.

    This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Bank and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

    10.14 Governing Law; Jurisdiction.

      THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      SUBJECT TO SECTION 10.15: (i) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT SOLELY IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND, BY EXECUTION AND DELIVERY HEREOF, EACH OF THE COMPANY AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS; (ii) EACH OF THE COMPANY AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE COMPANY AND THE BANK WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

    10.15 Arbitration.

      Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" means any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Credit Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Credit Documents, including any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Credit Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

      Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Credit Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. '91 or any similar applicable state law.

      No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

      Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided that all three arbitrators must actively participate in all hearings and deliberations.

      Notwithstanding anything to the contrary contained herein, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

      Notwithstanding anything to the contrary contained herein, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

      To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Credit Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Credit Documents or any relationship between the parties.

    10.16 Entire Agreement.

    This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding among the Company and the Bank and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Agreement amends, replaces and supersedes the Credit Agreement dated as of November 29, 1999, as amended from time to time.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first written above.

The Company:

PLANTRONICS, INC.,

a Delaware corporation

By: _________________________________

Name: _________________________________

Title: _________________________________

By: _________________________________

Name: _________________________________

Title: _________________________________

The Bank:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: _________________________________

Name: _________________________________

Title: _________________________________